                                                                   EXHIBIT 10.2

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Agreement (the "Agreement") is made by and between

         LICENSOR:  Aruba International PTY. Ltd., of Rocklea, Australia; and,

         LICENSEE:  Lipid Sciences, Inc., of the United States of America,

with reference to the following facts:

A. LICENSOR is the owner of all of the right, title and interest in the United States Patents, Australian Patent, and other Patent Applications identified in Appendix A to this Agreement, and has the right to grant exclusive licenses thereto.

B. LICENSEE desires to obtain an exclusive, worldwide license to make, use, and sell products and to practice the inventions covered by the Licensed Patents, as well as any continuations, divisionals, and equivalents thereof.

In consideration of the foregoing and the mutual covenants recited below, the parties agree as follows:

1.       DEFINITIONS.

         1.1 Effective Date. "Effective Date" means the date upon which the last signature necessary for full execution of this Agreement has been supplied.

         1.2 Term. "Term" as used in this Agreement means the period beginning on the Effective Date and ending on termination of this Agreement, as provided in Article 6.

         1.3 Licensed Patents. "Licensed Patents" as used in this Agreement means, collectively, all of the Patents and Patent Applications identified in Appendix A to this Agreement, as well as any patent issued in the future from any reissue, re-examination, continuation, divisional or foreign counterpart thereof, and further includes patents issued whose claims are directed to subject matter encompassed by the Licensed Invention.

         1.4 Licensed Invention. "Licensed Invention" means any composition of matter, method or process relating to alterations in the lipid structure of biological
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material; e.g., including, but not limited to, delipidization of soft tissue
(e.g., atheroma), inactivation of lipid-enveloped organisms (e.g., viruses), as well as know-how, materials, trademarks, copyrights and technology which has or may be acquired by or on behalf of either or both of the LICENSOR, and which is useful in or necessary toward the development, optimization and/or commercialization of any composition of matter, method or process defined by the claims of the Licensed Patents.

         1.5 Revenue. "Revenue" means the amount of income from gross sales, less taxes, costs of distribution, and costs of manufacture incurred by LICENSEE.

         1.6 Field of Use. "Field of Use" means any activity, research or endeavor to which the Licensed Invention and Licensed Patents may be applied.

         1.7 Basic Research. "Basic Research" refers to work directed toward the discovery and understanding of biological processes, in contrast to work directed toward the discovery, development or improvement of specific compositions of matter, methods or processes of potential medical and/or commercial utility.

         1.8 Applied Research. "Applied Research" refers to work directed toward the discovery, development or improvement of specific compositions of matter, methods or processes of potential medical and/or commercial utility which are potentially useful in, or potentially necessary to, the application of any technological aspect of the Licensed Patents or Licensed Invention. Applied Research therefore includes, without limitation, research relating to therapeutic, diagnostic and pharmaceutical applications, as well as tools for further research.

         1.9 External Research Funding. "External Research Funding" means monies received by or on behalf of LICENSOR under a research grant or sponsorship contract, from any source other than LICENSEE, which External Research Funding is intended to be used for Applied Research relating to the development of any composition of matter, method or process falling within the definitions of the Licensed Patents and/or Licensed Invention provided in this Agreement. As used in this Agreement, External Research Funding does not include monies received under research grants or sponsorship contracts for Basic Research.

2.       LICENSE.

         2.1 License Grant. LICENSOR hereby grants to LICENSEE an exclusive, license under the Licensed Patents, and to the Licensed Invention, to make, use, import, offer to sell, and sell compositions of matter, methods and processes which are covered


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under the Licensed Patents, and/or which are encompassed by the Licensed
Invention, in any and all Fields of Use, with the right to grant sublicenses, as set forth in this Agreement.

         2.2 Assistance by LICENSOR. At the expense of LICENSEE, LICENSOR shall have a continuing obligation under this Agreement, until its termination, to provide technical assistance, as well as know-how, materials, trademarks, copyrights and technology which has or may be acquired by or on behalf of either or both of the LICENSOR, and which is useful in or necessary toward the development, optimization and/or commercialization of any composition of matter, method or process defined by the claims of the Licensed Patents, to LICENSEE.

         2.3 Basis. The foregoing license is granted solely under the Licensed Patents and to the Licensed Invention. No license under any other patents or intellectual property of LICENSOR's are granted to, nor shall one be implied in favor of, LICENSEE. Furthermore, no license under any other patents or intellectual property of LICENSEE is granted to, nor shall one be implied in favor of, LICENSOR.

         2.4 Improvements and Modifications Made by LICENSEE. Improvements and modifications made (conceived and/or reduced to practice) to the subject matter of the Licensed Patents and/or the Licensed Invention by LICENSEE and/or LICENSOR, whether made solely or jointly, shall be owned by LICENSEE. LICENSOR agrees to execute assignments and other documents, prepared at LICENSEE's expense, which are necessary to document title in improvements and modifications provided for in this Section.

         2.5 Marking. During the Term of this Agreement, LICENSEE shall affix to compositions of matter offered for sale, and to materials accompanying the sale of methods and processes, covered under the Licensed Patents, a statement in substantially the form: "Licensed under United States Patent Nos. 5,911,698; 5,744,038, and 4,895,558; Australian Patent Nos. 594964, 693458 and 695826; and,
other pending patent applications".

3.       PAYMENTS.

         3.1      Minimum Annual Royalty Payment.

                  3.1.1 First Minimum Payment Due on Funding. LICENSEE shall pay LICENSOR an annual minimum royalty of Five Hundred Thousand Dollars ($500,000). The first such payment shall not be due until and unless LICENSEE achieves a first


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funding level of Five Million Dollars ($5,000,000), at which point payment of
Five Hundred Thousand Dollars ($500,000) shall be due and payable within thirty
(30) days of written notice given by LICENSEE to LICENSOR, given as provided in this Agreement, that such first funding level has been achieved. For purposes of this provision, a first funding level of at least Five Million Dollars ($5,000,000) shall be considered to have been achieved on actual receipt by LICENSEE of such funds.

                  3.1.2 Due Date for Subsequent Minimum Payments. Subsequent minimum annual royalties shall be due and payable at each anniversary following the date upon which the first such payment was due, in any year in which the total amount of Running Royalties due under the Paragraph 3.2 does not meet or exceed Five Hundred Thousand Dollars ($500,000).

                  3.1.3 Payment on Entry into Clinical Trials. LICENSEE shall pay LICENSOR Two Hundred Fifty Thousand Dollars ($250,000) on initiation of human clinical trials utilizing subject matter covered by the Licensed Patents or the Licensed Invention.

         3.2      Running Royalty.

                  3.2.1 Royalty Payment Amount. For the rights granted in this Agreement, and subject to Paragraph 3.2.2 and 3.2.3, LICENSEE shall pay LICENSOR a royalty of [ * %] of LICENSEE's revenue generated under this Agreement, for the sale anywhere in the world of any composition of matter, method or process covered by the Licensed Patents, and/or encompassed by the Licensed Invention.

                  3.2.2 Accrual. A running royalty as to any composition of matter, process or method sold by LICENSEE under this Agreement shall accrue on the day a shipment is made or invoiced to a LICENSEE customer, whichever occurs first.

                  3.2.3 Payment. All Running Royalty payments due to LICENSOR shall be made quarterly by LICENSEE, with the first quarter being defined as January 1 through March 31, the second quarter as April 1 through June 30, the third quarter as July 1 through September 30, and the fourth quarter as October 1 through December 31. Payment of Running Royalties shall be made to LICENSOR not later than the thirtieth (30th) day (the "Royalty Due Date") after the end of the period to which the payment relates.

                  3.2.4 Accounting Statements. LICENSEE shall provide LICENSOR with a statement of royalties due LICENSOR under this Agreement quarterly on or before the




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Royalty Due Date, setting forth the amount due to LICENSOR for the period and, in reasonable detail, the factual basis for calculating the amount.

         3.3      Payment for Use of External Research Funding.

                  3.3.1 Payment Amount. LICENSEE shall pay LICENSOR a sum equal to 10% of External Research Funding received by or on behalf of LICENSEE which is actually expended for Applied Research, as defined in this Agreement.

                  3.3.2 Notification of Receipt of Funding. On receipt of monies comprising External Research Funding, LICENSOR shall provide written notice of such receipt to LICENSEE, which notice shall be accompanied by, or followed within a reasonable period of time, by a research plan detailing how the funds will be used for Applied Research, including: (a) the amount and source of the funds received; (b) if the External Research Funding monies are payable as a lump sum or incrementally (e.g., annually); (c) a date upon which the research is anticipated to begin, if not already in progress; (d) the goals sought to be achieved by the research; and, (e) how such goals relate to the discovery, development or improvement of specific compositions of matter, methods or processes of potential medical and/or commercial utility which are potentially useful in, or potentially necessary to, the application of any technological aspect of the Licensed Patents or Licensed Invention.

                  3.3.3 Acceptance of Research Plan. Within thirty (30) days of its receipt of the Notification provided for by Section 3.3.2, LICENSEE shall provide LICENSOR with written notice indicating whether LICENSEE agrees that the monies which will fund the work described in the Research Plan provided for by
Section 3.3.2 comprise External Research Funding for which payment is provided under Section 3.3 of this Agreement, which notice should include a brief statement of reasons for the LICENSEE's decision.

                  3.3.4 Preliminary Dispute Resolution. If LICENSOR disputes LICENSEE's decision, as provided for by Section 3.3.3, the matter shall be referred for evaluation to an Evaluation Committee comprised of 2 members of the LICENSEE's Scientific Advisory Board, or other representatives nominated by LICENSEE, and Dr. Bill Cham, or other representative nominated by Dr. Cham. The Evaluation Committee shall be requested to provide, within forty-five (45) days or as soon as practicable, its non-binding opinion regarding whether the monies which will fund the work described in the Research Plan provided for by Section
3.3.2 comprise External Research Funding for which payment is provided under
Section 3.3 of this Agreement. Nothing in this provision shall preclude the parties from pursuing any other remedies to which they may be entitled under law or this Agreement after the expiration of the 45 day


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minimum period for consideration of disputes by the Evaluation Committee;
however, the parties agree to allow the Evaluation Committee, whenever reasonably possible, to complete its consideration and render an opinion even if the Committee is unable to do so within 45 days of referral to it of a dispute under this Section.

                  3.3.5 Payment. On acceptance of a research plan as provided in
Section 3.3.2, or other determination that LICENSEE is obligated to make payments under this Section with respect to particular External Research Funding, LICENSEE shall make the payment provided for by Section 3.3.1 as follows: (a) where the monies comprising the External Research Funding are payable to or on behalf of LICENSOR in increments, 10% of each increment will be due and payable by LICENSEE not later than the thirtieth (30th) day (the "Research Payment Due Date") after the scheduled due date for payment to LICENSOR of the incremental funding amount; or, (b) where the monies are payable in a lump sum, 10% of the total funding payable shall be paid by LICENSEE not later than thirty (30) days after the scheduled due date for payment to LICENSOR of the lump sum funding amount.

         3.4 Currency. All payments required to be made by any party under this Agreement shall be made in U.S. currency.

         3.5      Books and Records and Audit.

                  3.5.1 Books and Records of LICENSEE. LICENSEE shall keep full, complete, and accurate books of account and records covering all transactions on which Running Royalties are payable under this Agreement. LICENSEE shall preserve such books and records for a period of three (3) years after the Royalty Due Date to which the material relates. Acceptance by LICENSOR of an accounting statement or payment hereunder will not preclude LICENSOR from challenging or questioning the accuracy thereof. During the Term and for a period of one (1) year thereafter, LICENSOR may, upon reasonable notice in writing to LICENSEE, cause an independent audit to be made of the books and records of LICENSEE in order to verify the statements rendered under this Agreement, and prompt adjustment shall be made by the proper party to compensate for any errors disclosed by the audit. The audit shall be conducted only by an independent accountant during regular business hours and in a reasonable manner so as not to interfere with normal business activities. Audits shall be made hereunder no more frequently than annually. Before any audit may be conducted, the auditor must represent that the auditor's fee will in no manner be determined by the results of the audit and must agree to maintain the confidentiality of all confidential material to which the auditor is given access. LICENSOR will bear all expenses and fees of the audit, but if the audit


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
reveals an underpayment for any quarter of more than ten percent (10%), LICENSEE shall pay all such expenses and fees.

                  3.5.2 Books and Records of LICENSOR. LICENSOR shall keep full, complete, and accurate books of account and records covering the receipt and use of External Research Funding on which payments to LICENSOR are payable under
Section 3.3 of this Agreement. LICENSOR shall preserve such books and records for a period of three (3) years after the Research Payment Due Date to which the material relates. Acceptance by LICENSEE of an accounting statement or payment hereunder will not preclude LICENSEE from challenging or questioning the accuracy thereof. During the Term and for a period of one (1) year thereafter, LICENSEE may, upon reasonable notice in writing to LICENSOR, cause an independent audit to be made of the books and records of LICENSOR in order to verify the statements rendered under this Agreement, and prompt adjustment shall be made by the proper party to compensate for any errors disclosed by the audit. The audit shall be conducted only by an independent accountant during regular business hours and in a reasonable manner so as not to interfere with normal business activities. Audits shall be made hereunder no more frequently than annually. Before any audit may be conducted, the auditor must represent that the auditor's fee will in no manner be determined by the results of the audit and must agree to maintain the confidentiality of all confidential material to which the auditor is given access. LICENSEE will bear all expenses and fees of the audit, but if the audit reveals an overpayment made for any Research Payment Due Date of more than ten percent (10%), LICENSOR shall pay all such expenses and fees.

         3.6 Confidentiality. LICENSOR and LICENSEE acknowledge that the amount of LICENSEE's payments actually made to LICENSOR under this Agreement are confidential and proprietary information relating to this Agreement and the business of LICENSOR and LICENSEE. Accordingly, the parties agree that each of them shall keep the information confidential and shall not disclose it, or permit it to be disclosed, to any third party (other than to agents or representatives who need to know such information). LICENSOR shall have the right, however, to disclose that LICENSOR and LICENSEE have entered into this Agreement, and the royalty rate set forth in this Agreement.

         3.7 Suspension of Payments. LICENSEE's obligation to make all payments provided for under this Article 3 will be suspended on initiation of any patent infringement action against LICENSEE.


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4.       PROTECTION OF INTELLECTUAL PROPERTY.

         4.1 Prosecution of Licensed Patents. As of the Effective Date of this Agreement, LICENSEE shall assume responsibility for all costs associated with the prosecution and maintenance of the Licensed Patents including, without limitation, attorneys' fees and official charges (e.g., filing fees, annuities and maintenance fees). Furthermore, LICENSEE shall have the exclusive right to select, employ and instruct counsel with respect to the prosecution and maintenance of the Licensed Patents, and may, in its sole discretion, file, prosecute, amend or abandon and of the Licensed Patents.

         4.2 Protection of Other Intellectual Property. At LICENSEE's sole discretion and expense, protection for unpatented intellectual property (e.g., trade secrets, trademarks, copyrights, potentially patentable material) may be sought, foregone, maintained or abandoned.

5.       LITIGATION

         5.1 Initiation of Infringement Actions. LICENSEE may, but is not obligated to, bring an action against any third party for infringement of any of the Licensed Patents, or rights in the Licensed Invention, or any part thereof.

         5.2 Control of Litigation of Infringement Actions. LICENSEE has the exclusive right to control, manage, settle and terminate litigation initiated under Paragraph 5.1 including, without limitation, the right to select and employ counsel; the right to bring, or refrain from bringing, an appeal of any adverse decision rendered in such litigation; and the right to initiate ancillary actions, such as reexamination, reissue or interference proceedings before an intellectual property authority.

         5.3 Litigation Costs. LICENSEE shall pay all costs of litigation initiated under Paragraph 5.1, including attorneys' fees.

         5.4 Recoveries and Damage Payments. All recoveries payable on any claim made by LICENSEE under Paragraph 5.1 shall be paid to, and retained by, LICENSEE. Subject to the provisions of Paragraph 7.3, any damages payable by LICENSEE to a third party as a consequence of an infringement claim based on the manufacture, sale or use of any product, process or method covered by a patent of the Licensed Patents, or which is part of the Licensed Invention, shall be borne by LICENSEE.

         5.5 Cooperation by LICENSOR. At LICENSEE's expense, LICENSOR shall fully cooperate to a reasonable extent in support of any litigation brought by LICENSEE under Paragraph 5.1, or defended by LICENSEE as a consequence of an infringement


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claim made by a third party based on the manufacture, sale or use of any product, process or method covered by a patent of the Licensed Patents, or which is part of the Licensed Invention, shall be borne by LICENSEE.

6.       TERMINATION.

         6.1 Termination By LICENSOR. In addition to all other remedies LICENSOR may have, LICENSOR may terminate this Agreement and the licenses granted in this Agreement in the event that:

                  (a) LICENSEE defaults in any payment to LICENSOR and such default continues unremedied for a period of ninety (90) days after LICENSEE receives written notice of default from LICENSOR;

                  (b) LICENSEE fails to perform any material obligation, warranty, duty or responsibility or is in default with respect to any term or condition undertaken by LICENSEE hereunder, and such failure or default continues unremedied for a period of ninety (90) days after written notice thereof to LICENSEE by LICENSOR;

                  (c) LICENSEE fails to achieve a first funding level of Five Million Dollars ($5,000,000) by June 30, 2000; or,

                  (d) LICENSEE ceases, without intention to resume, all efforts to commercialize the subject matter of the Licensed Patents and Licensed Invention.

         6.2 Termination by LICENSEE. LICENSEE may terminate this Agreement and the licenses granted in this Agreement in the following circumstances:

                  (a) If all the Licensed Patents are determined to be invalid or unenforceable by any court or tribunal of competent jurisdiction, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review, LICENSEE may terminate this Agreement at will and shall have no further royalty obligation.

                  (b) In addition to all other remedies LICENSEE may have, LICENSEE may terminate this Agreement if LICENSOR fails to perform any material obligation, warranty, duty, or responsibility, or is in default with respect to any term or condition undertaken by LICENSOR under this Agreement, and such failure or default continues unremedied for a period of ninety (90) days after written notice of the default to LICENSOR by LICENSEE.


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                  (c) In the event that LICENSOR is the proximate cause of a breach of confidentiality leading to impairment of rights in the Licensed Patents or Licensed Invention including, without limitation, publication of information negating patentability, LICENSEE may terminate this Agreement at will.

         6.3 Effect of Termination. Upon any termination of this Agreement, any unpaid portion of any payments required to be made by LICENSEE to LICENSOR under
Article 3 shall become immediately due and payable to LICENSOR. After the termination of this Agreement, LICENSEE shall have no rights under the Licensed Patents or Licensed Invention.

         6.4 No Discharge on Termination. No termination of this Agreement, except as a consequence of its invalidation as void from its inception or illegal by a final decision rendered by a court of competent jurisdiction, shall relieve or discharge either LICENSOR or LICENSEE from any duty, obligation, or liability that was accrued as of the date of the termination (including, without limitation, the obligation to indemnify or to pay any amounts owing as of the date of termination).

7.       REPRESENTATIONS AND WARRANTIES OF LICENSOR.

         7.1 Right to Grant License. LICENSOR represents and warrants that LICENSOR has the right and authority to grant the licenses granted to LICENSEE in this Agreement and that this Agreement and the licenses granted in this Agreement do not and will not conflict with the terms of any agreement to which LICENSOR is a party.

         7.2 Disclaimers. Except as otherwise expressly set forth in this Agreement, LICENSOR, its directors, officers, employees, and agents make no representations and extend no warranties of any kind, either express or implied. In particular, and without limitation, nothing in this Agreement shall be construed as:

                  (a) a warranty or representation by LICENSOR as to the validity or scope of the Licensed Patents;

                  (b) a warranty or representation by LICENSOR that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

                  (c) an obligation on the part of LICENSOR to bring or prosecute actions against third parties for infringement of the Licensed Patents.


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         7.3 Infringement, Validity and Unenforceability. LICENSOR represents and warrants that, to the best of its knowledge as of the Effective Date of this Agreement, it is not aware of any basis for a third party to claim that manufacture, use or sale of any product, process or method covered by a patent of the Licensed Patents, or which is part of the Licensed Invention, infringes any rights held by such third party. LICENSOR further represents and warrants that, to the best of its knowledge as of the Effective Date of this Agreement, it is not aware of the invalidity or unenforceability of any issued or pending claim in a patent of the Licensed Patents.

         7.4 Limitation of Liability. Except upon breach of any of the provisions of Paragraph 7.3, in no event shall LICENSOR, or any of its directors, officers, employees and affiliates, be liable to third parties for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits.

8.       REPRESENTATIONS AND WARRANTIES OF LICENSEE.

         LICENSEE represents and warrants that LICENSEE has the right and authority to enter into this Agreement. Except as otherwise expressly set forth in this Agreement, LICENSEE, its directors, officers, employees, and agents make no representations and extend no warranties of any kind, either express or implied. In particular, and without limitation, nothing in this Agreement shall be construed as an obligation on the part of LICENSEE to furnish any manufacturing or technical information to LICENSOR.

9.       RELATIONSHIP OF THE PARTIES.

         Subject to the terms of any Shareholders Agreement and/or Employment Agreement made between LICENSEE and any LICENSOR, nothing in this Agreement will be construed to form a partnership, joint ventures or agency relationship between the parties. Neither party shall hold itself out contrary to the terms of this paragraph and neither party shall become liable by reason of any representation, act, or omission of the other contrary to the provisions of this paragraph. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party, whether referred to in this Agreement or not.

10.      ASSIGNMENT.

         10.1 Assignment and Sublicenses Permitted. This Agreement, the rights granted to LICENSEE, together with the duties and obligations of LICENSEE, are transferable by assignment and may be sublicensed. In the context of this provision, "assignment" shall include the transfer of substantially all of the assets of LICENSEE, or of a majority


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interest in the voting stock of LICENSEE, or the merger, consolidation or reorganization of LICENSEE with one or more third parties.

         10.2     Rights, Duties and Obligations Not Severable.

                  10.2.1 Successors. This Agreement will inure to the benefit of and be binding upon LICENSOR, its successors, and assigns; and upon LICENSEE and its permitted successors and assigns. In particular, as a condition prerequisite to the succession or assignment, the potential successors and assigns shall agree to be bound by the covenants of this Agreement made in favor of the other party to this Agreement.

                  10.2.2 Sublicensees. As a condition prerequisite to the sublicensing of substantially all of the Licensed Rights to a third party, that potential sublicensee shall agree to be bound by the covenants of this Agreement made in favor of the LICENSOR. In particular, sublicenses granted under this provision shall require that the sublicensee assume the payment obligations of LICENSEE under Section 3 of this Agreement in the event that such payments are not made as due by LICENSEE. Sublicenses of a portion of the Licensed Rights without a sublicense of the right to manufacture for sale and/or to sell under the Licensed Patents and/or Licensed Invention, such as a sublicense for the purpose of conducting clinical research, shall not be subject to the requirements of this Paragraph 10.2.2.

11.      DISPUTE RESOLUTION.

         11.1     Arbitration of Royalty Disputes.

                  (a) Subject to the provisions of Section 3.3.4, any dispute between LICENSOR and LICENSEE concerning the amount of monies payable to LICENSOR under this Agreement shall be submitted for binding arbitration in accordance with the provisions of this Section 11 and the then-applicable rules of the American Arbitration Association (the "Association"). Judgment upon the arbitration award may be entered in any court of competent jurisdiction.

                  (b) The power of the arbitrators shall be limited to resolving the specific issues stated by determining the royalties LICENSEE owes or should receive credit for, if any, under this Agreement. The power of the arbitrators shall not extend to any other matters. All other disputes shall be subject to litigation in a court of competent jurisdiction.

                  (c) The arbitration panel or tribunal shall consist solely of neutral arbitrators.


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                  (d) The parties agree that arbitration proceedings under this
Agreement shall not be stayed on the ground of pending litigation to which either or both of them is a party.

         11.2 Remedies. Except as expressly provided herein, all specific remedies provided for in this Agreement are cumulative and are not exclusive of one another or of any other remedies available in law or equity.

12.      MISCELLANEOUS.

         12.1 Computation of Time. The time in which any act provided in this Agreement is to be done shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or legal holiday, and then it shall also be excluded.

         12.2 Notices. All notices given in connection with this Agreement shall be in writing and shall be deemed given upon actual receipt by the addressee. Notices shall be personally delivered or sent by telex or facsimile (with prompt confirmation by registered or certified air mail, postage prepaid) or by registered or certified air mail, postage prepaid, addressed to the party to be notified at the following address, or at such other address as the party may designate by notice:

                  LICENSOR:
                  Aruba International, PTY Ltd.
                  Rocklea Junction
                  14/1645 Ipswitch Road
                  Rocklea, Queensland, AUSTRALIA

                  LICENSEE:
                  Lipid Sciences, Inc.
                  c/o MDB Capital Group, LLC.
                  100 Wilshire Boulevard, 17th Floor
                  Santa Monica, California 90401
                  (310) 917-5656
                  (310) 917-5668

                  with a copy to:           Joseph M. Lesko, Esq.
                                            FOLEY & LARDNER
                                            402 W. Broadway, 23rd Floor
                                            San Diego, California 92101


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                                            (619) 234-6655 telephone
                                            (619) 234-3510 facsimile

         12.3 Survival. The provisions of this Agreement relating to payment obligations, confidentiality, indemnification, remedies, and arbitration shall survive the expiration or termination of this Agreement, except as provided in Paragraph 6.3.

         12.4 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, or void then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable, or void. If the remainder of this Agreement is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

         12.5 Waiver and Modification. No modification of any of the terms of this Agreement will be valid unless in writing and signed by both parties. No waiver by either party of a breach of this Agreement will be deemed a waiver by such party of any subsequent breach.

         12.6 Headings. The headings in this Agreement are for reference only and shall not in any way control the meaning or interpretation of this Agreement.

         12.7 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or its attorney drafted the provision.

         12.8 Governing Law and Jurisdiction. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of California, except that questions affecting the construction and effect of the Licensed Patents shall be determined by the law of the United States. LICENSOR hereby consents to the exercise of personal jurisdiction over them by the courts of the United States of America including, without limitation, courts of the State of California.

         12.9 Other Agreements. The parties each represent that in entering into this Agreement, they rely on no promise, inducement, or other agreement not expressly contained in this Agreement; that they have read this Agreement and discussed it thoroughly with their respective legal counsel; that they understand all of the provisions of this Agreement and intend to be bound by them; and that they enter into this Agreement voluntarily. The parties recognize that they are also bound by the terms of other agreements governing their relationship as proprietors and shareholders of


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
LICENSEE, and agree that the terms of such agreements shall control over terms of this Agreement, if inconsistent.

         12.10 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject of this Agreement including, without limitation, all Letters of Intent previously entertained by the parties.

         12.11 Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute one document.

         The parties have executed this Agreement by their duly authorized representatives:

LICENSEE:
LIPID SCIENCES, INC.

By:      /s/ Christopher A. Marlett

Title:   Christopher A. Marlett
         President

Dated:   December 29, 1999


LICENSOR:

ARUBA INTERNATIONAL PTY., LTD.

By:      /s/ Bill Cham

Title:   Dr. Bill Cham
         Director

Dated:  December 30, 1999


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